Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed]

LICENSING, DISTRIBUTION and SUPPLY AGREEMENT

between

BRILL INTERNATIONAL S.L.

and

SONOMA PHARMACEUTICALS, INC.

THIS AGREEMENT is made this 19th day of May, 2020 (the "Effective Date")

BETWEEN

BRILL INTERNATIONAL S.L. a company incorporated under the laws of Spain, whose registered office is at Munner 10, 08022 - Barcelona, Spain (hereinafter referred to as "BRILL");

AND

SONOMA PHARMACEUTICALS, INC., a company incorporated under the laws of Delaware, USA whose corporate office is at 1129 North McDowell Blvd., Petaluma, CA 94954, USA (hereinafter referred to as "SONOMA").

WHEREAS

A.             Whereas SONOMA has developed and is engaged, inter alia, in the manufacture and marketing of pharmaceutical preparations and medical devices. Among them, SONOMA is manufacturing the PRODUCT as described in Exhibit 1 (hereinafter referred to as "PRODUCT").

B.              Whereas, on August 1, 2018, the Parties entered into a Licensing Distribution and Supply Agreement (hereinafter the “Licensing Agreement”) related to the medical device marketed in Europe by SONOMA under the brand name “OCUDOX” (Hypochlorous Acid and Sodium Hypochlorite) 60 ml as further described Exhibit 1 of the Licensing Agreement, by virtue of which, BRILL acquired an exclusive distribution right to promote, market and sell the Product in Spain and Portugal.

C.              Whereas the Parties are interested in terminating the Licensing Agreement by mutual consent between them.

D.             Whereas SONOMA is willing to appoint BRILL as its exclusive distributor of the PRODUCT in the TERRITORY (as hereinafter defined) in the field of Ophthalmology, subject to and in accordance with the terms and conditions hereinafter set forth.

E.              Whereas BRILL has the facilities to promote, sell and distribute medical devices and the Product.

F.               Whereas BRILL desires to acquire the distribution rights of the PRODUCT in the TERRITORY with SONOMA, and SONOMA desires to manufacture and supply the PRODUCT to BRILL, subject to the terms and conditions of this Agreement.

NOW THE PARTIES AGREE AS FOLLOWS:

1.	Termination of Licensing Agreement

1.1	Upon the Effective Date, the Licensing Agreement shall be terminated by mutual agreement of both Parties.

1.2	Each Party mutually releases and discharges the other from any and all claims, damages, liabilities, suits, costs, and causes of action of every kind and nature whatsoever, whether now known or unknown, which the Parties may have against the other arising from or in connection with the Licensing Agreement.

1.3	Notwithstanding the foregoing, those sections of the Licensing Agreement that should persist will remain in force and binding on both Parties.

1.4	After the Effective Date, BRILL shall retain all rights of the Brand under which the Products have been promoted and marketed by BRILL.

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2.	General

This Agreement is only for the PRODUCT.

Other products may be added or deleted from Exhibit 1 from time to time by mutual written agreement of the Parties.

3.	Definitions

In this Agreement, the following terms shall have the following meanings:

“

“Affiliate” means a company that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the company specified. For the purposes of this definition, control will mean the direct or indirect ownership of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election of directors, (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity.

“Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party in the performance of such Party’s obligations hereunder, the reasonable, diligent efforts to accomplish such objective as a similarly situated party in the pharmaceutical industry would normally use to accomplish a similar objective under similar license grants and circumstances.

“Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, digital or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, promotional materials, ideas, strategies, clinical trials, quotations, development lists, formulae, manufacture processes, concepts, businesses plans, marketing data, scientific data, prototypes, samples, scientific and technical information, projects, processes, procedures, know-how, products, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public, including all information disclosed during the negotiations preceding this Agreement. Notwithstanding the foregoing, Confidential Information will not include any information or materials that:

(a)	were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

(b)	were generally available to the public at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of the confidentiality obligations under this Agreement;

(d)	were subsequently lawfully disclosed to the Receiving Party by a Third Party who had no obligation not to disclose such information to others;

(e)	were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect; or

(f)	is approved for disclosure by the Disclosing Party in writing.

Information included in the Confidential Information shall not be deemed to be in the public domain or in the possession of either Party merely because the information is embraced by partial or generalized disclosures in the public domain, nor will a combination of information be deemed to fall within any of the exceptions set forth above simply because each of the elements is itself included within an exception if the significance of the combination does not fall within any of the exceptions;

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“Contract Year “means each consecutive 12 (twelve) months period during the term of this Agreement commencing on the Effective Date.

“Distribute”, “Distributed” or “Distribution” means the import, storage, handling, transportation, sale, and offer for sale of Product.

“Field” means human ophthalmology.

“Force Majeure Event” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder (other than payment obligations), if such occurs by reason of any act of God, global pandemic, flood, fire, explosion, earthquake, strikes, out of the reasonable control of the affected Party, casualty or accident; or war, revolution, civil commotion, acts of public enemies, terrorist attack, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government (to the extent such government has ruling authority over such Party) or of any subdivision, authority or representative of any such government; or other similar event, beyond the reasonable control of such Party.

“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, department, bureau, official or other entity of (a) any government of any country, (b) a federal, state, province, region, local, county, city or other political subdivision thereof, (c) any governmental or regulatory authority responsible for the grant of Regulatory Approval including, or (d) any supranational body, in each case exercising governmental powers and having jurisdiction in connection with this Agreement and action to be taken hereunder.

“Intellectual Property” shall mean any and all licenses, know-how, rights to inventions (whether or not reduced to writing), patents (including patents of addition, substitutions, reissues, extensions, reexaminations, renewals, supplemental patent certificates, confirmation patents and registration patents), patent applications (including any provisionals, divisionals, continuations, continuations-in-part and substitutions thereof), designs, design applications and design registrations, trademarks, trademark applications, trademark registrations, trade names, trade dress, service marks, logos (whether registered or unregistered), copyrights, copyright applications, copyright registrations, and other intellectual property rights now or hereafter recognized anywhere in the world now or hereafter owned, held, prepared for or used by any of the Parties or any of its Affiliates.

“Law” or “Laws” means the laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of a Governmental Authority, and any implementing legislation or other applicable laws promulgated by a Governmental Authority in the Territory, as any of the same may be amended from time-to-time, and directives, regulations, promulgations, guidance and guidelines promulgated thereunder having jurisdiction over or related to the development, registration, approval, manufacture, marketing, distribution and use of a Product in the Territory, as may be in effect from time-to-time.

"PRODUCT" shall mean the medical device marketed in Europe by SONOMA under the brand name of OCUDOX (Hypochlorous Acid and Sodium Hypochlorite) 60 ml duly certified as medical device by the European Union Governmental authorities.

"SONOMA Proprietary Information" shall mean all scientific and medical information and technical data invented or developed or acquired by SONOMA relating to the registration for marketing, manufacture, use and/or sale of the PRODUCT in the TERRITORY (as hereinafter defined), including but not limited to toxicological, pharmacological, analytical and clinical data, product forms and formulations, control assays and specifications, methods of preparation and stability data, and specifically including all information contained in all data related to the PRODUCT.

Regulatory Approval” or “Regulatory Approvals” means at the Effective Date, all approvals (including, without limitation, where applicable, pricing approval), company and product registrations and renewals, authorizations, permits, licenses, filings, and certifications of any Governmental Authority required to be held by a Party for the use, marketing and distributing of a Product in the Territory, including without limitation, the Marketing Authorization.

"TERRITORY" shall mean Spain, Portugal, United Kingdom, Italy and Germany.

"MARKETING AUTHORIZATION" shall mean the final Authorization granted by any Governmental Authority in a country of the TERRITORY to market the PRODUCT.

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“Minimum Annual Purchase Quantities” means the annual minimum purchase quantities for the Product specified in Exhibit 1.

The “DOSSIER" shall mean documentation in English language complied according with Spanish, German, Italian or United Kingdom requirements after date of signature to be filed before the Governmental Authorities for the purpose of getting the MARKETING AUTHORIZATION.

“Third Party” means any person or company other than SONOMA, BRILL or their respective Affiliates.

4.	Grant of License

4.1	Under the terms and conditions of this Agreement SONOMA grants BRILL the exclusive right during the Term of this Agreement, subject to BRILL meeting its Minimum Annual Purchase Quantities, including the right to sublicense, through multiple tiers of sublicense, subject to prior written approval by SONOMA, to distribute, promote, market and sell the PRODUCT in the FIELD within the TERRITORY. BRILL shall not have the right to actively, and shall not actively, import, market, sell, distribute or use, or authorize any sublicensee or Third Party to import, market, sell, distribute or use any Product outside of the Territory or outside the Field.

4.2	BRILL may grant exclusive sublicenses to Third Parties on a country-by country basis, subject to prior written approval by SONOMA which shall not be unreasonably withheld. Sublicenses shall be consistent with the terms of this Agreement and shall strictly observe the rights granted to BRILL herein. BRILL shall remain liable for all the work, acts and omissions of the sublicenses or Third Parties, including compliance with the terms of this Agreement. No use of any sublicensee or Third Party will release BRILL from its responsibilities and liabilities under this Agreement, including, but not limited to, its indemnification obligations. SONOMA shall have to right to request that BRILL terminate any sublicense upon discovery of any violation of this Agreement.

4.3	During the term of this AGREEMENT BRILL shall purchase all its requirements for the PRODUCT exclusively from SONOMA and SONOMA shall supply BRILL with all its requirements for the PRODUCT subject to the terms and conditions hereof.

4.4	SONOMA will provide to BRILL, at SONOMA’s expense all documents requested, according to local Law and registration procedures to obtain the MARKETING AUTHORISATION in each country of the TERRITORY, including the EU Certification of the PRODUCT as a medical device.

4.5	In return of these rights BRILL shall pay to SONOMA a down payment of EURO [___]. This payment will be made on 1st April 2021.

4.6	BRILL shall not have any right to and shall not import, export, market, distribute, obtain Regulatory Approval or use any Product outside of the Territory or for any use outside the Field, or solicit any Third Party to maintain offices, storage depots, etc. outside the Territory with the intention to market, distribute, import, export, sell or obtain Regulatory Approval for a hypochlorous-based product; or (ii) to duplicate, reverse engineer, modify or adapt (A) Product, or (B) any documentation provided by SONOMA, without SONOMA’s prior written consent.

4.7	BRILL warrants that: (i) it has and will maintain an adequate organization for the fulfilment of its obligations under this Agreement; and (ii) it is an independent Party assuming the risks of its own activity and nothing contained herein will be construed to create an agency, partnership, employment or joint venture relationship between SONOMA and BRILL.

5.	Minimum Purchase Quantities

5.1	BRILL shall purchase a quantity of Product in each Contract Year equivalent to the amounts in Euro stated in Exhibit 1 of this Agreement.

5.2	In the event that BRILL fails to make purchases of Product at least equal to the Minimum Annual Purchase Quantities set forth in Exhibit 1, BRILL shall have up to three (3) months to make Product purchases equal to the difference between the Minimum Annual Purchase Quantities for the applicable Contract Year and the amount actually received by SONOMA in such Contract Year (the “Deficit Amount”), in which case the Deficit Amount shall be counted for the preceding Contract Year, and shall not be counted for the then current Contract Year in which it is paid.

5.3	If BRILL fails to purchase the current Minimum Annual Purchase Quantities in the following Contract Year with the addition of the Deficit Amount of the preceding Contract Year, SONOMA shall be entitled to cancel BRILL’s exclusivity for the Products in the Territory or to terminate the Agreement pursuant to Section 15.1.

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6.	Forecast- Orders – Supply

6.1	BRILL will send to SONOMA a binding forecast once a year of the annual needs of the PRODUCT.

6.2	Firm purchase orders shall be placed to SONOMA, specifying the quantity of PRODUCT ordered, the required delivery date and the shipping instructions, at a minimum of three (3) months prior to the required delivery date. This period is understood as being that which is necessary for SONOMA to proceed to the procurement of starting materials, the manufacture, the analysis and delivery of the PRODUCTS. The Parties endeavor to avoid any cost due to obsolescence of any (starting) materials. The Parties can agree a shorter delivery date for any single purchase order only if SONOMA accepts such purchase order in writing.

6.3	Delivery shall be DDU Barcelona.

6.4	SONOMA shall accept purchase orders for the PRODUCT made in accordance with the order specifications at the conditions indicated in this AGREEMENT.

6.5	BRILL shall place purchase orders with SONOMA during each Contract Year for not less than the Minimum Annual Purchase Quantities of PRODUCTs set forth on Exhibit 1.

7.	Price and Payment conditions

7.1	The prices for PRODUCT supplied hereunder by SONOMA are described in Exhibit 1, subject to adjustment as set out in Section 7.3. If a tariff, tax, duty or other fee (the “Tariff”) is imposed on the delivery any of the Products to BRILL, the prices shall increase by the actual cost of such Tariff. All prices are exclusive of any taxes, shipping expenses, and insurance.

7.2	BRILL shall provide SONOMA with the artwork to be shown on the label and in the packaging of the pack four (4) months prior to first delivery date.

7.3	BRILL shall, for the duration of this AGREEMENT, buy the PRODUCT exclusively from SONOMA. After 48 months from the Effective Date of this Agreement and thereafter, every Contract Year or in case of Force Majeure Event, both Parties agree to re-discuss in good faith and if necessary adjust the supply prices by the percentage change based on the [__] for the period from the Effective Date through each subsequent 12 months-period, respectively, and the actual cost of any Tariff or other tax imposed on SONOMA if not already applied pursuant to paragraph 7.1 (but in no event shall any price increase be more than [__]% of the then effective purchase price). lf both Parties cannot agree on a revised supply price, then each Party may terminate this Agreement effective immediately. At the end of the fifth Contract Year, SONOMA shall have the right to request a full good faith negotiation of the supply prices and adjust the supply price by more than the U.S. Producer price index to account for any necessary changes. If BRILL does not accept the negotiated supply prices, either party may terminate this Agreement by giving 30 days’ prior notice.

7.4	Payments shall be made by BRILL within [__] days after each Product delivery date by wire transfer. SONOMA shall have the right to charge BRILL interest on any late payments at a rate of 5% per annum. Should SONOMA need to take any action to collect past due amounts, BRILL shall reimburse SONOMA for any actual expenses incurred in the collection, including reasonable attorney’s fees.

7.5	If BRILL modifies the inner and outer packing in any way and for whatsoever reason, BRILL will provide SONOMA, 120 (one hundred and twenty) days prior to the submission of the first order of the PRODUCTS, with all artworks and texts translated into the local languages (if required), BRILL's logo and any other pertinent layout to be implemented by SONOMA. BRILL shall bear the cost of any such labelling and packaging changes.

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8.	Product Warranties and Defects

8.1	SONOMA warrants that the PRODUCT supplied to BRILL shall be of good quality in accordance with current good manufacturing practices (cGMP) requirements and without detects, suitable for the use, as specified in the specifications in compliance with the DOSSIER with which the Marketing Authorization was obtained for the PRODUCT.

8.2	Immediately after receipt of the PRODUCT, BRILL shall conduct a visual inspection of samples of the PRODUCT. BRILL shall notify SONOMA of any defects regarding the quality and the quantity of the PRODUCT in writing, immediately after their discovery at the latest within four (4) weeks after receipt of the PRODUCT by BRILL. When within this period BRILL has not informed SONOMA of any complaints regarding the quality and quantity of the PRODUCT that reasonably could be observed by such a visual inspection of samples, the PRODUCT is deemed to be accepted by BRILL.

Failure by BRILL to identify non-visual detectable defects or non-compliance of PRODUCT in the above-mentioned four (4) weeks period, shall not be treated as BRILL having accepted the PRODUCT or, inter alia, lost its right to reject defective or non-complying PRODUCT. BRILL shall notify SONOMA without undue delay of BRILL becoming aware of any hidden defect in the Product which may not, or would not, have been obvious at delivery by visual inspection of such PRODUCT made with reasonable care.

8.3	In the event that any PRODUCT shipped by SONOMA does not conform to the warranty mentioned in Section 8.1, BRILL shall specify to SONOMA in writing the reasons why the quality of the PRODUCT is unacceptable. In case of justifiable claim, SONOMA shall, at SONOMA's option, replace the detective portion of the PRODUCT in a maximum period of time of forty-five (45) days when returned at SONOMA's costs, adjust the price for the Product in question, or correct the shortage fairly and promptly at no additional cost for BRILL.

8.4	If there is a divergence in non-compliance value between SONOMA and BRILL after the PRODUCT has been inspected by BRILL, samples shall be sent to an independent laboratory for final evaluation, which evaluation shall be binding for both Parties. The independent laboratory shall be selected by both Parties jointly. If the independent laboratory finds the PRODUCT to conform to the specifications agreed upon, BRILL shall bear the costs of independent inspection and accept the PRODUCT. Otherwise said costs shall be borne by SONOMA.

8.5	BRILL shall store the PRODUCT in storage facilities adapted to medical devices, in compliance with local legal requirements and in compliance with the specifications as set out by SONOMA in the technical dossier.

8.6	The warranty provided in Section 8.1 shall not apply to any non-conformity of the PRODUCT resulting from alteration, misuse, negligence, mishandling, carriage or storage in an improper environment by BRILL or any third party other than SONOMA after delivery by SONOMA.

8.7	BRILL shall conduct its activities pursuant to this Agreement, including but not limited to storage and distribution of PRODUCT, in compliance with the best practices of the industry. BRILL shall make (and shall cause any third party to make) that portion of its facilities where PRODUCTS are stored available for inspection to SONOMA or its designated affiliate during business hours. Such inspection shall be announced by SONOMA to BRILL in writing at least two weeks prior to the proposed data of inspection. Records made available for inspection hereunder shall include records relevant to assessing the quality of PRODUCT in the event of a complaint or a suspected defect. Inspection by SONOMA or its designated affiliate shall be conducted only by qualified personnel from SONOMA or its designated affiliate and shall be limited to determining whether there is compliance with this Agreement and any applicable Law in the TERRITORY.

8.8	SONOMA shall conduct its activities pursuant to this Agreement, including but not limited to production and packaging of PRODUCT, in compliance with the best practices of the industry. SONOMA shall make (and shall cause any third party to make) that portion of its facilities where PRODUCTS are produced and packed available for inspection to BRILL or its designated affiliate during business hours. Such inspection shall be announced by BRILL to SONOMA in writing at least two weeks prior to the proposed data of inspection. Records made available for inspection hereunder shall include records relevant to assessing the quality of PRODUCT in the event of a complaint or a suspected defect. Inspection by BRILL or its designated affiliate shall be conducted only by qualified personnel from BRILL or its designated affiliate and shall be limited to determining whether there is compliance with this Agreement and any applicable Law in the TERRITORY.

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9.	Obligations of BRILL

9.1	BRILL shall use commercially reasonable efforts to promote, market, distribute, sell and offer for sale the Product for use in the Field in each country of the Territory for its own account. If BRILL fails to sell Product in a country of the Territory after one (1) year of the Effective Date of this Agreement, SONOMA shall have the right to revoke or terminate the license granted in Section 4.1 for that country in whole or in part.
9.2	BRILL shall at all times have suitable resources and shall hold all Regulatory Approvals to register, import, handle, store, market and distribute the Product in the Territory. Costs for licenses and permits necessary to import, market, distribute the Product as well as taxes, duties, levies and other charges in the Territory shall be borne by BRILL.
9.3	BRILL shall refrain, without SONOMA’s prior written consent, from (i) any modification to the Product, including the packaging material, or (ii) using or disposing of the Product for any purpose other than the purpose permitted hereunder or by applicable Law, nor allowing a sublicensee or Third Party to modify the Product, packaging material or labeling.
9.4	BRILL shall keep and maintain records of all sales and other distributions of Product made by BRILL of its sublicensees sufficient to effectively, efficiently, and economically implement any recall of any Product. Upon SONOMA’s request, BRILL shall make such records available to SONOMA and otherwise cooperate as reasonably required to implement any recall.
9.5	BRILL shall refrain from, and cause its sublicensees and affiliates to refrain from, marketing, promoting and distributing any hypochlorous-based product in the Field, regardless of strength or form during the Term of this Agreement and for a period of three (3) years thereafter.

10.	INTELLECTUAL PROPERTY

10.1	Unless otherwise agreed upon by the Parties in writing, the names of the Product shall be trademarks of SONOMA.

10.2	SONOMA shall be the owner of, and hereby reserves, any and all Intellectual Property rights with respect to the Product. BRILL shall properly identify and accurately describe all Product as Product of SONOMA. BRILL shall not alter, remove, deface or obscure any Intellectual Property rights or packaging material of SONOMA. BRILL shall not add any trademarks or notice to the packaging material without the prior written consent of SONOMA.

10.3	SONOMA reserves any and all rights that it may have in any of its names, logos and other trademarks that are included in the packaging material of the Product or are otherwise used in connection with the marketing or distribution of the Product.

10.4.	BRILL shall immediately inform SONOMA of any infringement, misuse, misappropriation or violation of any Intellectual Property right of SONOMA of which it becomes aware. In the event of any such infringement, misuse, misappropriation or violation relating to the activities of BRILL, an approved sublicensee or any Third Party acquiring Product from BRILL, BRILL shall take all steps reasonably necessary to terminate such infringement, misuse, misappropriation or violation but excluding any right or obligation to initiate any legal proceedings. SONOMA shall have the exclusive right to commence, prosecute and settle any legal proceedings to enforce, recover damages on account of or obtain other relief with respect to any infringement, misuse, misappropriation or violation of its Intellectual Property. In connection with any such legal proceeding in the Territory, BRILL shall provide such assistance as SONOMA may reasonably request, including, without limitation, in enforcing any judgment, settlement, award or order; provided that SONOMA shall reimburse BRILL for any expenses reasonably incurred by BRILL to provide such assistance. BRILL shall not have any right to commence, prosecute and settle any legal proceedings to enforce, recover damages on account of or obtain other relief with respect to any infringement, misuse, misappropriation or violation of SONOMA’s Intellectual Property.

11.	Liability

11.1	Each Party shall notify the other if it becomes aware of any claims, actions, suits, losses, liability, costs or expenses alleged to be caused by or resulting from the use of the PRODUCT. SONOMA and BRILL shall consult and cooperate to the extent possible in the defense of any such claims or suits or negotiations pertaining hereto.

11.2	SONOMA shall indemnify, defend and hold harmless BRILL for any action, claim, cause of action, loss, damage, liability, interest, penalty, cost or expenses (including without limitation, any reasonable costs or legal fees thereby incurred by BRILL) arising out of any demands, suits, or actions, to the extent arising or resulting from (i) breach of any representation or warranty of SONOMA under this Agreement; or (ii) total or partial recalls of Product; or (iii) any bodily injury or death caused by any alleged defects in materials, workmanship, or design of Product; provided that BRILL shall (i) notify forthwith SONOMA of any such claim and (ii) not take any action or admit any liability or pay any amount to, or compromise with, any Third Party in respect of such claim, except with SONOMA´s prior consent or in compliance with a court order.

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11.3	BRILL shall indemnify, defend and hold harmless SONOMA for any action, claim, cause of action, loss, damage, liability, interest, penalty, cost or expenses (including without limitation, any reasonable costs or legal fees thereby incurred by SONOMA) arising out of any demands, suits, or actions, to the extent arising or resulting from (i) death, bodily injury or damage to property caused by any fault or negligence by BRILL’s employees or agents in the marketing or distribution of the Product in the Territory, or (ii) any breach of BRILL’s obligations under this Agreement; or (iii) any product claims, representations or warranties, whether oral or written, made or alleged to be made by BRILL in its advertising, publicity, promotion or sale of any Product, where such Product claims or representations were not approved by SONOMA; or (iv) any infringement, misuse, misappropriation or violation of any Intellectual Property right of SONOMA; provided that SONOMA shall (i) notify forthwith BRILL of any such claim and (ii) not take any action or admit any liability or pay any amount to, or compromise with, any Third Party in respect of such claim, except with BRILL’s prior consent or in compliance with a court order.

11.4.	SONOMA will ensure all the reasonably necessary support in connection to PRODUCT to BRILL. SONOMA will provide reasonable support to BRILL in case of an inspection by local Governmental Authorities, including but not limited to technical and regulatory information concerning the PRODUCT to the extent SONOMA deems reasonably necessary.

11.5	In accordance with the Medical Device Regulation SONOMA, being the manufacturer of the Product, shall register and report incidents raised from any source to the health authorities with the required timelines as required by Law. SONOMA is responsible for the medical assessment of the cases originating in the TERRITORY in terms of seriousness, relatedness, and expectedness. SONOMA will as soon as possible inform BRILL of any PRODUCT recall decision concerning to the PRODUCT supplied to BRILL.

11.6.	SONOMA is responsible to maintain the information for the PRODUCT, and to promptly provide BRILL with any update of the information or any update of the labelling or information for user for safety reasons as required by Law.

11.7.	BRILL ensures to conduct all its medical device vigilance activities in accordance with the relevant guidelines and national legislation in the TERRITORY.

11.8.	BRILL’s responsible person will function as the primary point of contact for any safety-related request from local Governmental Authorities including any problem.

11.9.	BRILL will inform SONOMA for reconciliation purposes in the first month of every quarter about all complaints, adverse events and incident reports concerning to the PRODUCT submitted to SONOMA in the reference period.

12.	Force Majeure

Neither Party hereto shall be liable for damages for any delay or default in such Parties performance thereunder if such default or delay is caused by a Force Majeure Event. If either Party, however, is unable to fulfill its obligations under this AGREEMENT due to such Force Majeure Event and such inability continues for a period of three (3) months the other Party hereto shall have the right to terminate this AGREEMENT by giving written notice of termination to the other Party at least thirty (30) days prior to the date of termination.

13.	Product Information

BRILL will be responsible for compliance of the packaging material, labeling, Instructions for Use (IFU) and other written information with local laws and regulations.

14.	Term

This AGREEMENT shall commence on the Effective Date and shall continue in full force and effect for a period of ten (10) Contract Years (the “Term”). Either party shall have the right to terminate this Agreement by sending to the other Party a written notice of such termination at least six (6) months prior to the expiration of the Term.

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15.	Termination

15.1	(i) If either Party should default at any time in making any payment or commit any breach of any covenant or agreement herein detained, and should fail to remedy such default, or remedy such breach within sixty (60) days after receipt of written notice thereof by the other Party, (ii) or if either Party becomes insolvent, or (iii) if the Governmental Authority revokes the Regulatory Approval for the Product, the other Party may, at its option and by written notice, terminate this AGREEMENT and the rights herein granted immediately by giving written notice thereof to the other Party.

15.2	Upon expiry as well as upon termination of this Agreement, BRILL shall:

(a)	within six (6) months from the termination or expiration of this Agreement, be entitled to sell all unexpired Products already delivered to BRILL subject to the terms of this Agreement, and cease using any SONOMA Proprietary Information immediately upon the earlier of the expiration of such period or the sale of all Product inventory; provided, however, that if SONOMA terminates this Agreement due to breach of BRILL’s obligations under Sections 4.1, 4.6 or 16 of this Agreement, BRILL shall have no right to continue to sell the Product inventory or to use SONOMA’s Proprietary Information.
(b)	pay SONOMA all amounts related to purchase orders placed and not yet paid pursuant to Section 6.1(c); and
(c)	return forthwith to SONOMA free of charge all documents or records, in whatever media, in BRILL’s possession or under its or any of its affiliates or sublicensees control, except for digital backups automatically generated and stored at BRILL’s servers, containing SONOMA’s Confidential Information, which shall continue to be subject to the confidentiality and non-use provisions of this Agreement;

15.3	Upon expiry as well as upon termination of this Agreement, SONOMA shall:

(a)	fulfill any outstanding purchase order entered into prior to the termination of this Agreement, unless the termination is the result of a termination pursuant to Section 15.1(ii);
(b)	have the right to repurchase from BRILL any or all Products held by BRILL in good condition at a price equal to the Product purchase price;

15.4	The provisions of Sections 10, 16, 18 and 19 shall survive for a period of five (5) years after the expiration or termination of this Agreement.

15.5	Except as otherwise specifically provided for in this Agreement, neither Party shall have any liability (e.g. for any claim of damages, loss of revenue, profit or compensation, for anticipated sales or for any costs, expenses, investments or other commitments made in reliance upon or otherwise in connection with this Agreement) to the other on account of any expiration or termination of the Term. Without limiting the generality of the forgoing, neither Party shall have any right, either express or implied, by applicable Law or otherwise, to renewal of this Agreement or to any damages or compensation for any such termination.

16.	Confidentiality

16.1	Both Parties shall treat as confidential the contents of this AGREEMENT and any Confidential Information relating to the PRODUCT or the other Party disclosed by either Party to each other pursuant to or in connection with this AGREEMENT, unless required by Law.
16.2	The receiving Party agrees to accept such Confidential Information in strict confidence and agrees that it will not use, for its own benefit or for the benefit of others, nor disclose to anyone not in its employ, except for the execution of this AGREEMENT, any information of such disclosure except to the extent that any of such information can be shown by such Party:

16.2.1	to be in its possession or in the possession of its employee prior to such disclosure; or
16.2.2	is now or hereafter becomes available as public knowledge or literature, through no fault of the receiving Party, patented or otherwise; or
16.2.3	is received from an independent third Party who did not receive the information directly or indirectly from the disclosing Party.
16.3	The confidentiality obligations will terminate five (5) years after expiration of this AGREEMENT.

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17.	Notices

Any notice required under this AGREEMENT shall be made in writing and sent by e-mail or fax followed by registered mail to SONOMA and to BRILL at their respective addresses. Notwithstanding the above all correspondence with regard to the Termination of this AGREEMENT shall be by registered mail. Notices by registered mail are deemed to be given after three (3) days of mailing. Notices by e-mail or fax shall be deemed to be given on the date on which such notice has been given.

18.	Miscellaneous

18.1	Should any provision of this AGREEMENT be held unenforceable or in violation of any applicable law or regulation or any jurisdiction, such unenforceable or invalid provision shall be replaced with a provision which accomplishes-to the best possible extent-the original purpose of such provision.
18.2	No damages shall be owed by either Party to the other by reason of this AGREEMENT or any part of it being held invalid or void at any future time.
18.3	Independent contractor. Under this AGREEMENT, SONOMA and BRILL operate as independent contractors. Neither is authorized to assume or create any obligation or responsibility either expressed or implied on behalf of or in name of the other.
18.4	Modification/Amendment. This AGREEMENT may not be modified or amended in whole or in part except by written documents signed by both Parties.
18.5	Headings. The headings set forth in this AGREEMENT are for convenience only and shall not be relied upon by the Parties or taken in limitation or extension of the meaning of the terms of this AGREEMENT.
18.6	Waiver. Failure by either Party to terminate this AGREEMENT as a result of a serious of persistent breach of the terms hereof, or to enforce its rights thereunder as a result of certain specified action, by the other Party, shall not prejudice the right of that Party subsequently to terminate this AGREEMENT or enforce its rights thereunder for a subsequent breach of its obligations thereunder by the other Party.
18.7	Entireties. This AGREEMENT embodies the entire Agreement and understanding between the Parties hereto and supersedes all prior Agreements and understandings relating to the subject matter hereof.

19.	Applicable Law

19.1	This AGREEMENT shall be construed and governed by the laws of Switzerland. Both Parties shall attempt to settle any dispute concerning the interpretation hereof or their performance thereunder in an amicable way.
19.2	Any disputes, controversies, doubts or questions between the Parties whether relating to the construction, meaning, scope, operation or effect of this Agreement or the validity or breach hereof (a “Dispute”) which cannot be settled amicably shall be finally settled by arbitration by and according to the Rules of Arbitration of the London Court of International Arbitration (LCIA) by one (1) arbitrator chosen in common agreement between the Parties from the LCIA list of arbitrators. If the Parties does not reach an agreement within 30 (thirty) days from the notice of arbitration, the LCIA shall be entitled to appoint the arbitrator in accordance with its Rules. The arbitration proceedings shall be conducted in the English language and the venue of the arbitration shall be the city of London, England.
19.3	The Parties shall not disclose the arbitration procedure or its object, and shall maintain confidential all the information directly or indirectly related to the controversy submitted to arbitration.
19.4	The arbitral award shall be given in writing. It shall be binding upon the Parties and shall be enforceable in accordance with its terms and conditions. The arbitral award can be enforced in any court having jurisdiction on the Parties or on their assets.

As WITNESS the parties have caused this Agreement to be entered into by their duly authorized representatives on behalf of the Parties on the date first above written.

/s/ Bruce Thornton Sonoma Pharmaceuticals, Inc. Bruce Thornton COO	/s/ Jordi Martinez Rotllan Brill International, s.l. Jordi Martínez Rotllan

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